NEWS RELEASE

	Contacts:	Stacey Morris, Investor Relations Manager Alon USA Energy, Inc. 972-367-3808
FOR IMMEDIATE RELEASE
Investors: Jack Lascar Dennard § Lascar Associates, LLC 713-529-6600 Media: Blake Lewis Lewis Public Relations 214-635-3020

Alon USA Energy Reports Fourth Quarter and Full Year 2016 Results

Declares Quarterly Cash Dividend
Schedules conference call for February 24, 2017 at 11:30 a.m. Eastern
DALLAS, TEXAS, February 23, 2017 - Alon USA Energy, Inc. (NYSE: ALJ) (“Alon”) today announced results for the fourth quarter and year ended December 31, 2016. Net loss available to stockholders for the fourth quarter of 2016 was $(18.1) million, or $(0.25) per share, compared to net loss available to stockholders of $(52.5) million, or $(0.75) per share, for the same period last year. Excluding special items, Alon recorded net loss available to stockholders of $(14.3) million, or $(0.20) per share, for the fourth quarter of 2016, compared to net loss available to stockholders of $(14.6) million, or $(0.21) per share, for the same period last year.
Net loss available to stockholders for the full year 2016 was $(82.8) million, or $(1.17) per share, compared to net income available to stockholders of $52.8 million, or $0.76 per share, for 2015. Excluding special items, Alon recorded net loss available to stockholders of $(65.1) million, or $(0.92) per share, for the full year 2016, compared to net income available to stockholders of $95.5 million, or $1.37 per share, for 2015.
As previously announced, in January 2017, Delek US and Alon entered into a definitive agreement under which Delek will acquire the outstanding shares of Alon common stock that Delek does not already own in an all-stock transaction. The transaction is expected to close in the first half of 2017, subject to customary closing conditions, including regulatory approval and approval by Delek US shareholders and Alon shareholders. We believe the economies of scale, financial strength and synergies generated through this merger create the opportunity to drive long-term value for shareholders.
In February 2017, the Krotz Springs refinery received approval from the EPA for a small refinery exemption from the requirements of the renewable fuel standard for the 2016 calendar year. As a result, we expect to book a reduction in RINs expense of $29.0 million in the first quarter of 2017, based on a weighted average RINs price per gallon of $0.58.
Alan Moret, CEO, commented, “Our diversification proved to be an asset for us in 2016, as positive contributions from our asphalt segment, retail segment and our renewable fuels facility in California helped offset the impact of weak crack spreads, high RIN prices and narrower crude differentials on our refining results. Our asphalt business operating income more than doubled in 2016 relative to 2015, as sales volumes increased by 19 percent and direct operating expenses were reduced by 8 percent. Our renewable fuels facility, which began operations in February 2016, produced approximately 30 million gallons of renewable fuel in 2016. We have been encouraged by the improvement in refining fundamentals that we saw at the end of 2016 and into 2017, including the widening of domestic crude discounts relative to Brent. We also are pleased to see RIN prices decline.
“The Big Spring refinery ran well in the fourth quarter, achieving total throughput of almost 77,000 barrels per day. The refinery also set a new quarterly record by processing over 44,000 barrels per day of WTI Midland in the quarter, further demonstrating the flexibility of the asset. The fourth quarter refinery operating margin of $7.65 per barrel is net of a negative impact of approximately $1.10 per barrel related to RINs costs. Operating expense in the quarter was low at $3.39 per barrel. As we’ve said before, we do not expect any major maintenance at Big Spring in 2017. We expect total throughput at the Big

Spring refinery to average 77,000 barrels per day for the first quarter of 2017 and 75,000 barrels per day for the full year of 2017.
“The Krotz Springs refinery also ran well in the fourth quarter with total throughput of 70,000 barrels per day. The refinery operating margin of $3.40 per barrel was negatively impacted by approximately $1.60 per barrel due to the high cost of RINs. Operating expense in the fourth quarter was low at $3.44 per barrel. We expect total throughput at the Krotz Springs refinery to average 77,000 barrels per day for the first quarter of 2017 and 74,000 barrels per day for the full year of 2017.
“Our asphalt business performed exceptionally well in what is typically a seasonally weak quarter. Asphalt operating income of $3.2 million in the fourth quarter was driven by sales volumes of 133 thousand tons and an attractive margin of $108 per ton.
“Our renewable fuels facility in California had its most profitable quarter since operations began, generating $9 million of operating income in the fourth quarter. This was achieved in spite of reduced throughput of 2,400 barrels per day due to maintenance being done by a third-party supplier in the quarter. We expect total throughput at our renewable fuels facility to average 2,500 barrels per day for the first quarter of 2017 and 2,600 barrels per day for the full year of 2017.
“Our retail results were negatively impacted by seasonal weakness and continued economic headwinds in the Permian Basin. That said, we are encouraged by the increase in rig activity in the Permian, and we believe our retail segment is well positioned to benefit as the West Texas economy improves.”
FOURTH QUARTER 2016
Special items increased net loss by $3.8 million for the fourth quarter of 2016 primarily as a result of employee retention expenses of $2.0 million, unrealized losses of $3.8 million associated with commodity swaps, losses of $0.7 million related to an asphalt inventory adjustment and $0.1 million associated with losses recognized on disposition of assets, before income tax and non-controlling interest impacts of $2.8 million. Special items reduced net income by $37.9 million for the fourth quarter of 2015 primarily as a result of a loss on impairment of goodwill of $39.0 million, losses of $1.7 million related to an asphalt inventory adjustment, employee retention expenses of $1.3 million and unrealized losses of $1.1 million associated with commodity swaps, partially offset by insurance recoveries net of professional fees of $3.6 million and $1.3 million associated with gains recognized on disposition of assets, before income tax and non-controlling interest impacts of $0.2 million.
The combined total refinery average throughput for the fourth quarter of 2016 was 146,725 barrels per day (“bpd”), compared to a combined total refinery average throughput of 116,995 bpd for the fourth quarter of 2015. The Big Spring refinery average throughput for the fourth quarter of 2016 was 76,654 bpd, compared to 75,925 bpd for the fourth quarter of 2015. The Krotz Springs refinery average throughput for the fourth quarter of 2016 was 70,071 bpd, compared to 41,070 bpd for the fourth quarter of 2015. During the fourth quarter of 2016, the Krotz Springs refinery throughput was impacted by our election to reduce the crude rate in order to optimize the refinery yield. During the fourth quarter of 2015, throughput at our Krotz Springs refinery was lower as a result of downtime necessary to complete the planned major turnaround.
Refinery operating margin at the Big Spring refinery was $7.65 per barrel for the fourth quarter of 2016 compared to $10.02 per barrel for the same period in 2015. This decrease in operating margin was primarily due to increased RINs costs, a reduced benefit from the contango market environment which increased the cost of crude and unfavorable differences in Group III to Gulf Coast gasoline and diesel prices in the fourth quarter of 2016 compared to the same period in 2015.
Refinery operating margin at the Krotz Springs refinery was $3.40 per barrel for the fourth quarter of 2016 compared to $1.55 per barrel for the same period in 2015. During the fourth quarter of 2016, the Krotz Springs operating margin was favorably impacted by a higher Gulf Coast 2/1/1 high sulfur diesel crack spread and a widening of the WTI Cushing to WTI Midland spread, partially offset by a narrowing of the LLS to WTI Cushing spread, increased RINs costs and a reduced benefit from the contango market environment which increased the cost of crude. During the fourth quarter of 2015, the Krotz Springs operating margin reflects the negative impact of the planned major turnaround on refinery production.
The average Gulf Coast 3/2/1 crack spread was $12.83 per barrel for the fourth quarter of 2016 compared to $10.90 per barrel for the fourth quarter of 2015. The average Gulf Coast 2/1/1 high sulfur diesel crack spread was $8.63 per barrel for the fourth quarter of 2016 compared to $7.13 per barrel for the fourth quarter of 2015.
The average WTI Cushing to WTI Midland spread for the fourth quarter of 2016 was $0.25 per barrel compared to $(0.20) per barrel for the same period in 2015. The average WTI Cushing to WTS spread for the fourth quarter of 2016 was $1.33 per barrel compared to $(0.26) per barrel for the same period in 2015. The average LLS to WTI Cushing spread for the fourth quarter of 2016 was $1.42 per barrel compared to $2.08 per barrel for the same period in 2015. The average Brent to WTI Cushing spread for the fourth quarter of 2016 was $(0.20) per barrel compared to $1.35 per barrel for the same period in 2015. The average Brent to LLS spread for the fourth quarter of 2016 was $(1.36) per barrel compared to $(0.30) per barrel for the same period in 2015.

The average RINs cost effect on the Big Spring refinery operating margin was $1.08 per barrel for the fourth quarter of 2016, compared to $0.45 per barrel for the fourth quarter of 2015. The average RINs cost effect on the Krotz Springs refinery operating margin was $1.58 per barrel for the fourth quarter of 2016, compared to $0.60 per barrel for the fourth quarter of 2015.
The contango environment in the fourth quarter of 2016 created an average cost of crude benefit of $0.79 per barrel compared to an average cost of crude benefit of $0.94 per barrel for the same period in 2015.
For the fourth quarter of 2016, our California renewable fuels facility generated an operating margin of $70.57 per barrel from an average of 2,409 barrels per day of throughput. Our statements of operations include operating income of $8.7 million for the fourth quarter of 2016 related to the facility’s operations.
Asphalt margins for the fourth quarter of 2016 were $107.89 per ton compared to $102.85 per ton for the fourth quarter of 2015. On a cash basis (i.e. excluding inventory effects), asphalt margins in the fourth quarter of 2016 were $116.06 per ton compared to $106.92 per ton in the fourth quarter of 2015.
Retail fuel margins decreased to 18.5 cents per gallon in the fourth quarter of 2016 from 20.0 cents per gallon in the fourth quarter of 2015. Retail fuel sales volume increased to 54.0 million gallons in the fourth quarter of 2016 from 52.2 million gallons in the fourth quarter of 2015. Merchandise margins decreased to 30.5% in the fourth quarter of 2016 from 31.1% in the fourth quarter of 2015. Merchandise sales decreased to $78.9 million in the fourth quarter of 2016 from $81.0 million in the fourth quarter of 2015.
FULL-YEAR 2016
Special items increased net loss by $17.7 million for 2016 primarily as a result of employee retention expenses of $10.7 million, losses of $1.0 million related to an asphalt inventory adjustment, unrealized losses of $14.8 million associated with commodity swaps and $1.7 million associated with losses recognized on disposition of assets, before income tax and non-controlling interest impacts of $10.5 million. Special items reduced net income by $42.7 million for 2015 primarily as a result of a loss on impairment of goodwill of $39.0 million, losses of $8.1 million related to an asphalt inventory adjustment and employee retention expenses of $11.3 million, partially offset by unrealized gains of $7.9 million associated with commodity swaps, insurance recoveries net of professional fees of $3.6 million and $1.9 million associated with gains recognized on disposition of assets, before income tax and non-controlling interest impacts of $2.3 million.
Combined refinery average throughput for 2016 was 139,243 bpd, compared to a combined refinery average throughput of 140,036 bpd in 2015. The Big Spring refinery average throughput for 2016 was 71,363 bpd compared to 74,906 bpd for 2015. The reduced throughput at our Big Spring refinery during 2016 was the result of a reformer regeneration during the first quarter of 2016 and third quarter of 2016. Additionally, throughput was reduced as a result of a catalyst replacement for our diesel hydrotreater unit in the first quarter of 2016 and unplanned downtime during the second quarter of 2016 due to a power outage caused by inclement weather, which affected multiple units. The Krotz Springs refinery average throughput for 2016 was 67,880 bpd compared to 65,130 bpd for 2015. During 2016, the Krotz Springs refinery throughput was impacted by our election to reduce the crude rate in order to optimize the refinery yield, as well as maintenance that was performed on the fluid catalytic cracking unit during the second quarter of 2016. During 2015, we completed the planned major turnaround at the Krotz Springs refinery, which reduced throughput during the period.
Refinery operating margin at the Big Spring refinery was $8.28 per barrel for 2016 compared to $14.43 per barrel for 2015. This decrease in operating margin was primarily due to a lower Gulf Coast 3/2/1 crack spread, a narrowing of the WTI Cushing to WTI Midland spread and increased RINs costs, partially offset by a widening of the WTI Cushing to WTS spread and an increased benefit from the contango market environment which reduced the cost of crude.
Refinery operating margin at the Krotz Springs refinery was $3.06 per barrel for 2016 compared to $7.02 per barrel for 2015. This decrease in operating margin was primarily due to a lower Gulf Coast 2/1/1 high sulfur diesel crack spread, a narrowing of both the WTI Cushing to WTI Midland and the LLS to WTI Cushing spreads and increased RINs costs, partially offset by an increased benefit from the contango market environment which reduced the cost of crude.
The average Gulf Coast 3/2/1 crack spread for 2016 was $12.64 per barrel compared to $17.02 per barrel for 2015. The average Gulf Coast 2/1/1 high sulfur diesel crack spread for 2016 was $7.95 per barrel compared to $10.81 per barrel for 2015.
The average WTI Cushing to WTI Midland spread for 2016 was $0.15 per barrel compared to $0.39 per barrel for 2015. The average WTI Cushing to WTS spread for 2016 was $0.73 per barrel compared to $(0.06) per barrel for 2015. The average LLS to WTI Cushing spread for 2016 was $1.70 per barrel compared to $3.73 per barrel for 2015. The average Brent to WTI Cushing spread for 2016 was $0.21 per barrel compared to $3.54 per barrel for 2015. The average Brent to LLS spread for 2016 was $(1.45) per barrel compared to $0.14 per barrel for 2015.

The average RINs cost effect on the Big Spring refinery operating margin was $0.55 per barrel for 2016, compared to $0.42 per barrel for 2015. The average RINs cost effect on the Krotz Springs refinery operating margin was $1.48 per barrel for 2016, compared to $0.99 per barrel for 2015.
The contango environment in 2016 created an average cost of crude benefit of $1.24 per barrel compared to an average cost of crude benefit of $1.01 per barrel in 2015.
During 2016, our California renewable fuels facility generated an operating margin of $68.67 per barrel from an average of 2,275 barrels per day of throughput. Our statements of operations include operating income of $24.1 million in 2016 related to the facility’s operations.
Asphalt margins for 2016 were $98.80 per ton compared to $105.70 per ton in 2015. On a cash basis (i.e. excluding inventory effects), asphalt margins in 2016 were $100.94 per ton compared to $109.35 per ton in 2015.
Retail fuel margins decreased to 19.8 cents per gallon in 2016 from 21.3 cents per gallon in 2015. Retail fuel sales volume increased to 209.0 million gallons in 2016 from 199.1 million gallons in 2015. Merchandise margins decreased to 31.2% in 2016 from 31.9% in 2015. Merchandise sales decreased to $324.4 million in 2016 from $328.5 million in 2015.
Alon also announced today that its Board of Directors has declared the regular quarterly cash dividend of $0.15 per share. The dividend is payable on March 17, 2017 to stockholders of record at the close of business on March 9, 2017.
CONFERENCE CALL
Alon has scheduled a conference call, which will be broadcast live over the Internet on Friday, February 24, 2017, at 11:30 a.m. Eastern Time (10:30 a.m. Central Time), to discuss the fourth quarter and year-end 2016 financial results. To access the call, please dial 877-407-0672, or 412-902-0003 for international callers, and ask for the Alon USA Energy call at least 10 minutes prior to the start time. Investors may also listen to the conference live by logging on to the Alon investor relations website, http://ir.alonusa.com. A telephonic replay of the conference call will be available through March 3, 2017, and may be accessed by calling 877-660-6853, or 201-612-7415 for international callers, and using the passcode 13652999#. A webcast archive will also be available at http://ir.alonusa.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at Dennard § Lascar Associates at 713-529-6600 or email dwashburn@dennardlascar.com.
Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the South Central, Southwestern and Western regions of the United States. Alon owns 100% of the general partner and 81.6% of the limited partner interests in Alon USA Partners, LP (NYSE: ALDW), which owns a crude oil refinery in Big Spring, Texas, with a crude oil throughput capacity of 73,000 barrels per day and an integrated wholesale marketing business. In addition, Alon directly owns a crude oil refinery in Krotz Springs, Louisiana, with a crude oil throughput capacity of 74,000 barrels per day. Alon also owns crude oil refineries in California, which have not processed crude oil since 2012. Alon owns a majority interest in a renewable fuels facility in California, with a throughput capacity of 3,000 barrels per day. Alon is a leading marketer of asphalt, which it distributes primarily through asphalt terminals located predominately in the Southwestern and Western United States. Alon is the largest 7-Eleven licensee in the United States and operates approximately 300 convenience stores which also market motor fuels in Central and West Texas and New Mexico.
Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows. Additional information regarding these and other risks is contained in our filings with the Securities and Exchange Commission.
This press release does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

- Tables to follow -

ALON USA ENERGY, INC. AND SUBSIDIARIES CONSOLIDATED
EARNINGS RELEASE

RESULTS OF OPERATIONS - FINANCIAL DATA
(ALL INFORMATION IN THIS PRESS RELEASE EXCEPT FOR BALANCE SHEET DATA AS OF DECEMBER 31, 2015 AND INCOME STATEMENT DATA FOR THE YEAR ENDED DECEMBER 31, 2015, IS UNAUDITED)
	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(dollars in thousands, except per share data)
STATEMENTS OF OPERATIONS DATA:
Net sales (1)	$1,011,326	$782,367	$3,913,404	$4,338,152
Operating costs and expenses:
Cost of sales	874,365	636,794	3,376,803	3,515,406
Direct operating expenses	62,812	63,426	262,706	255,534
Selling, general and administrative expenses (2)	46,953	51,306	194,078	200,195
Depreciation and amortization (3)	36,852	32,232	145,577	126,494
Total operating costs and expenses	1,020,982	783,758	3,979,164	4,097,629
Gain (loss) on disposition of assets	(90)	1,319	(1,650)	1,914
Loss on impairment of goodwill (4)	—	(39,028)	—	(39,028)
Operating income (loss)	(9,746)	(39,100)	(67,410)	203,409
Interest expense	(16,584)	(19,876)	(69,717)	(79,826)
Equity earnings (losses) of investees	(930)	1,944	9,813	6,669
Other income, net	72	266	692	417
Income (loss) before income tax expense (benefit)	(27,188)	(56,766)	(126,622)	130,669
Income tax expense (benefit)	(11,383)	(4,860)	(46,789)	48,282
Net income (loss)	(15,805)	(51,906)	(79,833)	82,387
Net income attributable to non-controlling interest	2,293	628	2,972	29,636
Net income (loss) available to stockholders	$(18,098)	$(52,534)	$(82,805)	$52,751
Earnings (loss) per share, basic	$(0.25)	$(0.75)	$(1.17)	$0.76
Weighted average shares outstanding, basic (in thousands)	71,229	70,027	70,739	69,772
Earnings (loss) per share, diluted	$(0.25)	$(0.75)	$(1.17)	$0.75
Weighted average shares outstanding, diluted (in thousands)	71,229	70,027	70,739	70,714
Cash dividends per share	$0.15	$0.15	$0.60	$0.55
CASH FLOW DATA:
Net cash provided by (used in):
Operating activities	$41,755	$49,755	$59,516	$226,065
Investing activities	(8,822)	(81,713)	(94,129)	(160,011)
Financing activities	(161,433)	27,221	(63,212)	(46,888)
OTHER DATA:
Adjusted net income (loss) available to stockholders (5)	$(14,279)	$(14,635)	$(65,112)	$95,459
Adjusted earnings (loss) per share (5)	$(0.20)	$(0.21)	$(0.92)	$1.37
Adjusted EBITDA (6)	$30,105	$34,128	$105,121	$366,166
Capital expenditures (7)	8,820	43,933	58,644	101,195
Capital expenditures for turnarounds and catalysts	342	23,938	29,806	35,348

	As of December 31,
	2016	2015
	(dollars in thousands)
BALANCE SHEET DATA (end of period):
Cash and cash equivalents	$136,302	$234,127
Working capital	40,647	78,694
Total assets	2,110,159	2,176,138
Total debt	527,966	555,962
Total debt less cash and cash equivalents	391,664	321,835
Total equity	582,413	664,160

REFINING AND MARKETING SEGMENT
	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(dollars in thousands, except per barrel data and pricing statistics)
STATEMENTS OF OPERATIONS DATA:
Net sales (8)	$854,521	$627,498	$3,240,170	$3,663,956
Operating costs and expenses:
Cost of sales	765,314	528,548	2,905,470	3,034,531
Direct operating expenses	55,981	57,063	237,053	227,517
Selling, general and administrative expenses	15,138	19,553	68,210	79,022
Depreciation and amortization	31,502	27,253	124,304	107,619
Total operating costs and expenses	867,935	632,417	3,335,037	3,448,689
Gain (loss) on disposition of assets	—	1,319	(2,079)	1,842
Loss on impairment of goodwill (4)	—	(39,028)	—	(39,028)
Operating income (loss)	$(13,414)	$(42,628)	$(96,946)	$178,081
KEY OPERATING STATISTICS:
Per barrel of throughput:
Refinery operating margin – Big Spring (9)	$7.65	$10.02	$8.28	$14.43
Refinery operating margin – Krotz Springs (9)	3.40	1.55	3.06	7.02
California renewable fuel operating margin (10)	70.57	N/A	68.67	N/A
Refinery direct operating expense – Big Spring (11)	3.39	3.88	3.73	3.62
Refinery direct operating expense – Krotz Springs (11)	3.44	5.82	3.78	4.03
California renewable fuel direct operating expense (11)	20.56	N/A	22.12	N/A
Capital expenditures	$8,335	$37,926	$48,672	$73,429
Capital expenditures for turnarounds and catalysts	342	23,938	29,806	35,348
PRICING STATISTICS:
Crack spreads (3/2/1) (per barrel):
Gulf Coast (12)	$12.83	$10.90	$12.64	$17.02
Crack spreads (2/1/1) (per barrel):
Gulf Coast high sulfur diesel (12)	$8.63	$7.13	$7.95	$10.81
WTI Cushing crude oil (per barrel)	$49.21	$42.05	$43.24	$48.68
Crude oil differentials (per barrel):
WTI Cushing less WTI Midland (13)	$0.25	$(0.20)	$0.15	$0.39
WTI Cushing less WTS (13)	1.33	(0.26)	0.73	(0.06)
LLS less WTI Cushing (13)	1.42	2.08	1.70	3.73
Brent less WTI Cushing (13)	(0.20)	1.35	0.21	3.54
Brent less LLS (13)	(1.36)	(0.30)	(1.45)	0.14
Product prices (dollars per gallon):
Gulf Coast unleaded gasoline	$1.45	$1.25	$1.34	$1.56
Gulf Coast ultra-low sulfur diesel	1.52	1.29	1.32	1.58
Gulf Coast high sulfur diesel	1.37	1.19	1.18	1.45
Natural gas (per MMBtu)	3.18	2.23	2.55	2.63

THROUGHPUT AND PRODUCTION DATA: BIG SPRING REFINERY	For the Three Months Ended				For the Year Ended
	December 31,				December 31,
	2016		2015		2016		2015
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
WTS crude	27,458	35.8	29,510	38.9	31,000	43.4	33,647	44.9
WTI crude	44,112	57.5	43,968	57.9	36,862	51.7	38,632	51.6
Blendstocks	5,084	6.7	2,447	3.2	3,501	4.9	2,627	3.5
Total refinery throughput (14)	76,654	100.0	75,925	100.0	71,363	100.0	74,906	100.0
Refinery production:
Gasoline	39,371	51.2	38,600	50.8	35,220	49.4	37,519	50.0
Diesel/jet	27,619	35.9	27,812	36.6	25,739	36.1	27,651	36.8
Asphalt	2,533	3.3	2,362	3.1	2,767	3.9	2,639	3.5
Petrochemicals	4,647	6.1	4,012	5.3	3,872	5.4	4,579	6.1
Other	2,714	3.5	3,176	4.2	3,740	5.2	2,678	3.6
Total refinery production (15)	76,884	100.0	75,962	100.0	71,338	100.0	75,066	100.0
Refinery utilization (16)		98.0%		100.7%		96.1%		99.0%

THROUGHPUT AND PRODUCTION DATA: KROTZ SPRINGS REFINERY	For the Three Months Ended				For the Year Ended
	December 31,				December 31,
	2016		2015		2016		2015
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
WTI crude	23,751	33.9	8,750	21.3	19,990	29.4	22,408	34.4
Gulf Coast sweet crude	40,793	58.2	29,384	71.6	42,835	63.2	38,699	59.4
Blendstocks	5,527	7.9	2,936	7.1	5,055	7.4	4,023	6.2
Total refinery throughput (14)	70,071	100.0	41,070	100.0	67,880	100.0	65,130	100.0
Refinery production:
Gasoline	34,208	48.1	18,083	43.7	33,706	48.8	30,193	45.5
Diesel/jet	28,946	40.7	16,037	38.7	26,346	38.1	27,259	41.0
Heavy Oils	1,165	1.6	654	1.6	1,238	1.8	1,165	1.8
Other	6,872	9.6	6,632	16.0	7,801	11.3	7,781	11.7
Total refinery production (15)	71,191	100.0	41,406	100.0	69,091	100.0	66,398	100.0
Refinery utilization (16)		87.2%		83.1%		84.9%		91.3%

THROUGHPUT AND PRODUCTION DATA: CALIFORNIA RENEWABLE FUELS FACILITY	For the Three Months Ended				For the Year Ended
	December 31,				December 31,
	2016		2015		2016		2015
	bpd	%	bpd	%	bpd	%	bpd	%
Throughput:
Tallow/vegetable oils	2,409	100.0	—	—	2,275	100.0	—	—
Total throughput (14)	2,409	100.0	—	—	2,275	100.0	—	—
Production:
Renewable diesel	2,154	91.0	—	—	1,998	89.0	—	—
Renewable jet	143	6.0	—	—	149	6.6	—	—
Naphtha	70	3.0	—	—	99	4.4	—	—
Total production (15)	2,367	100.0	—	—	2,246	100.0	—	—

ASPHALT SEGMENT
	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(dollars in thousands, except per ton data)
STATEMENTS OF OPERATIONS DATA:
Net sales (17)	$53,592	$48,967	$248,988	$257,955
Operating costs and expenses:
Cost of sales (17) (18)	39,983	38,081	190,047	212,166
Direct operating expenses	6,831	6,363	25,653	28,017
Selling, general and administrative expenses	2,299	3,280	10,796	10,517
Depreciation and amortization	1,259	1,227	5,044	4,892
Total operating costs and expenses	50,372	48,951	231,540	255,592
Operating income (21)	$3,220	$16	$17,448	$2,363
KEY OPERATING STATISTICS:
Blended asphalt sales volume (tons in thousands) (19)	112	104	522	451
Non-blended asphalt sales volume (tons in thousands) (20)	21	18	85	59
Blended asphalt sales price per ton (19)	$385.67	$451.98	$398.84	$486.34
Non-blended asphalt sales price per ton (20)	141.38	116.61	146.36	231.00
Asphalt margin per ton (21)	107.89	102.85	98.80	105.70
Capital expenditures	$1,007	$901	$3,001	$3,385

RETAIL SEGMENT
	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(dollars in thousands, except per gallon data)
STATEMENTS OF OPERATIONS DATA:
Net sales (1)	$187,999	$182,960	$731,743	$774,435
Operating costs and expenses:
Cost of sales (18)	153,854	147,223	588,783	626,903
Selling, general and administrative expenses	29,335	28,292	114,334	109,943
Depreciation and amortization	3,378	3,427	13,519	12,431
Total operating costs and expenses	186,567	178,942	716,636	749,277
Gain (loss) on disposition of assets	(90)	—	429	72
Operating income	$1,342	$4,018	$15,536	$25,230
KEY OPERATING STATISTICS:
Number of stores (end of period) (22)	306	309	306	309
Retail fuel sales (thousands of gallons)	53,974	52,155	208,963	199,147
Retail fuel sales (thousands of gallons per site per month) (22)	61	58	59	58
Retail fuel margin (cents per gallon) (23)	18.5	20.0	19.8	21.3
Retail fuel sales price (dollars per gallon) (24)	$2.02	$1.95	$1.95	$2.24
Merchandise sales	$78,948	$80,958	$324,434	$328,505
Merchandise sales (per site per month) (22)	$86	$87	$88	$91
Merchandise margin (25)	30.5%	31.1%	31.2%	31.9%
Capital expenditures	$850	$4,110	$5,630	$18,993

(1)
Includes excise taxes on sales by the retail segment of $21,087 and $20,367 for the three months ended December 31, 2016 and 2015, respectively, and $81,602 and $77,860 for the years ended December 31, 2016 and 2015, respectively.

(2)
Includes corporate headquarters selling, general and administrative expenses of $181 and $181 for the three months ended December 31, 2016 and 2015, respectively, and $738 and $713 for the years ended December 31, 2016 and 2015, respectively, which are not allocated to our three operating segments.

(3)
Includes corporate depreciation and amortization of $713 and $325 for the three months ended December 31, 2016 and 2015, respectively, and $2,710 and $1,552 for the years ended December 31, 2016 and 2015, respectively, which are not allocated to our three operating segments.

(4)	During the three months and year ended December 31, 2015, we recognized a goodwill impairment loss of $39,028 related to our California refining reporting unit.

(5)
The following table provides a reconciliation of net income (loss) available to stockholders under United States generally accepted accounting principles (“GAAP”) to adjusted net income (loss) available to stockholders utilized in determining adjusted earnings (loss) per share, excluding after-tax employee retention expense, loss on impairment of goodwill, after-tax loss on asphalt inventory adjustment, after-tax insurance recoveries net of professional fees, after-tax unrealized gains (losses) on commodity swaps and after-tax gain (loss) on disposition of assets. Our management believes that the presentation of adjusted net income (loss) available to stockholders and adjusted earnings (loss) per share, excluding these items, is useful to investors because it provides a more meaningful measurement for evaluation of our Company’s operating results.

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(dollars in thousands)
Net income (loss) available to stockholders	$(18,098)	$(52,534)	$(82,805)	$52,751
Exclude adjustments:
Employee retention expense	2,000	1,333	10,700	11,333
Loss on impairment of goodwill	—	39,028	—	39,028
Loss on asphalt inventory adjustment	740	1,662	1,032	8,118
Insurance recoveries, net of professional fees	—	(3,648)	—	(3,648)
Unrealized (gains) losses on commodity swaps	3,767	1,077	14,799	(7,937)
(Gain) loss on disposition of assets	90	(1,319)	1,650	(1,914)
Total adjustments	6,597	38,133	28,181	44,980
Income tax impact related to adjustments	(2,762)	245	(10,413)	(1,731)
Non-controlling interest impact related to adjustments	(16)	(479)	(75)	(541)
Adjusted net income (loss) available to stockholders	$(14,279)	$(14,635)	$(65,112)	$95,459
Adjusted earnings (loss) per share *	$(0.20)	$(0.21)	$(0.92)	$1.37

*	Adjusted earnings (loss) per share includes the effects of dividends on preferred stock on adjusted net income (loss) available to stockholders necessary to calculate earnings (loss) per share.

(6)
Adjusted EBITDA represents earnings before net income attributable to non-controlling interest, income tax expense (benefit), interest expense, depreciation and amortization, gain (loss) on disposition of assets, loss on impairment of goodwill and unrealized gains (losses) on commodity swaps. Adjusted EBITDA is not a recognized measurement under GAAP; however, the amounts included in Adjusted EBITDA are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. In addition, our management believes that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of net income attributable to non-controlling interest, income tax expense (benefit), interest expense, gain (loss) on disposition of assets, loss on impairment of goodwill, unrealized gains (losses) on commodity swaps and the accounting effects of capital expenditures and acquisitions, items that may vary for different companies for reasons unrelated to overall operating performance.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA does not reflect the prior claim that non-controlling interest have on the income generated by non-wholly-owned subsidiaries;

•	Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs; and

•	Our calculation of Adjusted EBITDA may differ from EBITDA calculations of other companies in our industry, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.
The following table reconciles net income (loss) available to stockholders to Adjusted EBITDA for the three months and years ended December 31, 2016 and 2015:

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(dollars in thousands)
Net income (loss) available to stockholders	$(18,098)	$(52,534)	$(82,805)	$52,751
Net income attributable to non-controlling interest	2,293	628	2,972	29,636
Income tax expense (benefit)	(11,383)	(4,860)	(46,789)	48,282
Interest expense	16,584	19,876	69,717	79,826
Depreciation and amortization	36,852	32,232	145,577	126,494
(Gain) loss on disposition of assets	90	(1,319)	1,650	(1,914)
Loss on impairment of goodwill	—	39,028	—	39,028
Unrealized (gains) losses on commodity swaps	3,767	1,077	14,799	(7,937)
Adjusted EBITDA	$30,105	$34,128	$105,121	$366,166
Adjusted EBITDA does not exclude losses of $(740) and $(1,662) for the three months ended December 31, 2016 and 2015, respectively, and $(1,032) and $(8,118) for the years ended December 31, 2016 and 2015, respectively, resulting from a price adjustment related to asphalt inventory.

(7)
Includes corporate capital expenditures of $635 and $996 for the three months ended December 31, 2016 and 2015, respectively, and $3,348 and $5,388 for the years ended December 31, 2016 and 2015, respectively, which are not allocated to our three operating segments.

(8)
Net sales include intersegment sales to our asphalt and retail segments at prices which approximate wholesale market prices. These intersegment sales are eliminated through consolidation of our financial statements.

(9)
Refinery operating margin is a per barrel measurement calculated by dividing the margin between net sales and cost of sales (exclusive of certain adjustments) attributable to each refinery by the refinery’s throughput volumes. Industry-wide refining results are driven and measured by the margins between refined product prices and the prices for crude oil, which are referred to as crack spreads. We compare our refinery operating margins to these crack spreads to assess our operating performance relative to other participants in our industry.

The refinery operating margin for the three months and year ended December 31, 2016 excludes realized and unrealized gains (losses) on commodity swaps of $(28) and $367, respectively.
The refinery operating margin for the three months and year ended December 31, 2015 excludes realized and unrealized gains on commodity swaps of $9,759 and $59,215, respectively. The refinery operating margin for the three months and year ended December 31, 2015 also excludes insurance recoveries of $10,868. The refinery operating margin for the Big Spring refinery and the Krotz Springs refinery excludes $3,941 related substantially to inventory adjustments for the year ended December 31, 2015.

(10)
The operating margin for our California renewable fuels facility is a per barrel measurement calculated by dividing the facility’s margin between net sales and cost of sales by the facility’s throughput volumes. Included in net sales are environmental credits in the form of RINs, California low-carbon fuel standards credits and blender’s tax credits generated by the facility.

(11)	Refinery direct operating expense is a per barrel measurement calculated by dividing direct operating expenses at our refineries by the applicable refinery’s total throughput volumes.

(12)
We compare our Big Spring refinery’s operating margin to the Gulf Coast 3/2/1 crack spread. A Gulf Coast 3/2/1 crack spread is calculated assuming that three barrels of WTI Cushing crude oil are converted, or cracked, into two barrels of Gulf Coast conventional gasoline and one barrel of Gulf Coast ultra-low sulfur diesel.

We compare our Krotz Springs refinery’s operating margin to the Gulf Coast 2/1/1 high sulfur diesel crack spread. A Gulf Coast 2/1/1 high sulfur diesel crack spread is calculated assuming that two barrels of LLS crude oil are converted into one barrel of Gulf Coast conventional gasoline and one barrel of Gulf Coast high sulfur diesel.

(13)
The WTI Cushing less WTI Midland spread represents the differential between the average price per barrel of WTI Cushing crude oil and the average price per barrel of WTI Midland crude oil. The WTI Cushing less WTS, or sweet/sour, spread represents the differential between the average price per barrel of WTI Cushing crude oil and the average price per barrel of WTS crude oil. The LLS less WTI Cushing spread represents the differential between the average price per barrel of LLS crude oil and the average price per barrel of WTI Cushing crude oil. The Brent less WTI Cushing spread represents the differential between the average price per barrel of Brent crude oil and the average price per barrel of WTI Cushing crude oil. The Brent less LLS spread represents the differential between the average price per barrel of Brent crude oil and the average price per barrel of LLS crude oil.

(14)
Total refinery throughput represents the total barrels per day of crude oil and blendstock inputs in the refinery production process. Total throughput for the California renewable fuels facility represents the total barrels per day of tallow and vegetable oils used by the facility for the period following March 1, 2016.

(15)
Total refinery production represents the barrels per day of various products produced from processing crude and other refinery feedstocks through the crude units and other conversion units at the refineries. Total production for the California renewable fuels facility represents the barrels per day of various products produced from processing tallow and vegetable oils through the facility’s units for the period following March 1, 2016.

(16)	Refinery utilization represents average daily crude oil throughput divided by crude oil capacity, excluding planned periods of downtime for maintenance and turnarounds.

(17)
Net sales and cost of sales include asphalt purchases sold as part of the supply and offtake arrangement of $7,428 and $0 for the three months ended December 31, 2016 and 2015, respectively, and $28,354 and $24,988 for the years ended December 31, 2016 and 2015, respectively. The volumes associated with these sales are excluded from the Key Operating Statistics.

(18)
Cost of sales includes intersegment purchases of asphalt blends and motor fuels from our refining and marketing segment at prices which approximate wholesale market prices. These intersegment purchases are eliminated through consolidation of our financial statements.

(19)	Blended asphalt represents base material asphalt that has been blended with other materials necessary to sell the asphalt as a finished product.

(20)	Non-blended asphalt represents base material asphalt and other components that require additional blending before being sold as a finished product.

(21)
Asphalt margin is a per ton measurement calculated by dividing the margin between net sales and cost of sales by the total sales volume. Asphalt margins are used in the asphalt industry to measure operating results related to asphalt sales.

Asphalt margin excludes losses of $(740) and $(1,662) for the three months ended December 31, 2016 and 2015, respectively, and $(1,032) and $(8,118) for the years ended December 31, 2016 and 2015, respectively, resulting from a price adjustment related to asphalt inventory. These losses are included in operating income of the asphalt segment.

(22)	At December 31, 2016, we had 306 retail convenience stores of which 296 sold fuel. At December 31, 2015, we had 309 retail convenience stores of which 298 sold fuel.
The 14 retail convenience stores acquired in August 2015 have been included in the per site key operating statistics only for the period after acquisition.

(23)
Retail fuel margin represents the difference between retail fuel sales revenue and the net cost of purchased retail fuel, including transportation costs and associated excise taxes, expressed on a cents-per-gallon basis. Retail fuel margins are frequently used in the retail industry to measure operating results related to retail fuel sales.

(24)	Retail fuel sales price per gallon represents the average sales price for retail fuels sold through our retail convenience stores.

(25)
Merchandise margin represents the difference between merchandise sales revenues and the delivered cost of merchandise purchases, net of rebates and commissions, expressed as a percentage of merchandise sales revenues. Merchandise margins, also referred to as in-store margins, are commonly used in the retail industry to measure in-store, or non-fuel, operating results.